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                                                                  EXHIBIT 99.1

For Further Information:
Paul T. Winn
President and CEO
703-802-9201

FOR IMMEDIATE RELEASE
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        GENICOM ACQUIRES SELECTED ASSETS OF NOVADYNE COMPUTER SYSTEMS
          BROADENS ITS INTEGRATION AND NETWORK SERVICES CAPABILITIES

CHANTILLY, VA November 17,1997-- GENICOM Corporation (Nasdaq: GECM) today announced its acquisition of Novadyne Computer Systems. As a result of this transaction, GENICOM will hire approximately 65 percent of Novadyne's employees; acquire certain assets and assume selected liabilities; and obtain rights to their customer base in North America. The Company anticipates revenue from this asset purchase to be approximately $35 million annually.

The purchase price for this transaction is approximately $12 million including the assumption of certain liabilities. GENICOM preliminarily estimates that $8.5 million of goodwill will be added to its balance sheet as a result of this transaction. GENICOM will finance the acquisition through its credit facility with NationsBank, N.A. Start-up costs will be incurred in the remainder of this quarter and are expected to impact fourth quarter earnings.

The acquisition will be integrated into GENICOM's Enterprising Service Solutions (ESSC) locations in Virginia, Texas and Canada. In addition, GENICOM will establish a new location in the Los Angeles, California area for advanced workstation support services and a new systems migration business unit.

Paul T. Winn, President and Chief Executive of GENICOM commented, "This acquisition is of strategic importance to our Enterprising Service Solutions company in that it expands our capabilities and presence into the rapidly growing telecommunications and SUN environments. We are looking forward to serving Novadyne's extensive customer base and providing them with the combined service expertise of these two companies. Our goal is to ensure that this transaction is as transparent as possible to our new customers."





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Commenting on operations, Mr. Winn stated, "This transaction adds significant scale to our field operations and sales coverage. It also adds strong capabilities in providing both product and software services to the SUN environment; broadens our professional services for help desk support, project management and installation support; and provides new relationships that increase our customer coverage in remote service areas."

"Additionally, we are especially pleased with the expanded set of professional skills we are able to add to our Company. The service industry is fundamentally driven by the attitudes and excellence of its personnel, and we look forward to integrating Novadyne's skills at all levels in our Company."

GENICOM Corporation is an international supplier of network integration, multivendor services and printer solutions. The Enterprising Service Solutions company (ESSC) provides integrated network solutions that include network integration, professional services and help desk support, in addition to, logo and multivendor on-site and off-site product repair and express parts. The Document Solutions company (DSC) designs and markets a wide range of computer printer technologies for general purpose applications. Additionally, DSC is the exclusive provider of Digital-Branded printer products. GENICOM is headquartered within metropolitan Washington, D. C.

The discussion above contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about management's expectations, are forward-looking statements that involve risks and uncertainties as detailed from time to time, in the Company's filings with the Securities and Exchange Commission.



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